Exhibit 10.19 - 1996 OFFICER BONUS PLAN


The Company has adopted a 1996 Officer Bonus Plan under which all executive officers are awarded cash bonuses based on the Company's operating results. The respective bonus payments are calculated with reference to the actual pre-tax income (and revenue for the Senior Vice President Sales and Customer Support) results as measured against the 1995 Operating Plan presented and approved at the Board of Directors meeting on January 26, 1996. The pre-tax income level is measured prior to any accruals reflecting the Company's bonus payments. The pre-tax income bonus payments are calculated on a linear basis and are not capped at the "on-plan" level. Revenue commissions are calculated at .04% of annual revenue without regard to a cap. Payment of the pre-tax income bonuses are payable in February 1997 and payment of the revenue commissions is made monthly at the above rate upon the qualification of the revenue amount.